Exhibit 10.6

PERFORMANCE AND INDEMNITY AGREEMENT

March 30, 2011

Between

Huntington Ingalls Industries, Inc. and Titan II Inc. (formerly Northrop Grumman

Corporation) (“NGC”)

Relating to the Guaranty Agreement between NGC and

The Bank of New York Mellon Trust Company, N.A., as trustee

THIS PERFORMANCE AND INDEMNITY AGREEMENT (this “Agreement”) is made as of March 30, 2011, by and between Huntington Ingalls Industries, Inc., a Delaware corporation having its office at 4101 Washington Avenue, Newport News, VA 23607 (“HII”), and Titan II Inc. (formerly Northrop Grumman Corporation), a Delaware corporation having its office at 4101 Washington Avenue, Newport News, VA 23607 (“NGC”).

RECITALS

A. Pursuant to the Separation and Distribution Agreement (the “Separation Agreement”), dated as of the date hereof, among HII, NGC, New P, Inc., a Delaware corporation (“New NGC”) and certain subsidiaries of NGC, the parties thereto have agreed, among other things, that New NGC will distribute all of the outstanding shares of common stock of HII to the holders of common stock of New NGC (the “Distribution”).

B. Pursuant to the Guaranty Agreement (the “Guaranty Agreement”), dated as of December 1, 2006, between NGC, as guarantor, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (“BoNY”), NGC has guaranteed the payment of the Gulf Opportunity Zone Industrial Development Revenue Bonds (NGSS, Inc. Project), Series 2006 due 2028 (the “Bonds”), issued by the Mississippi Business Finance Corporation (“MBFC”) on behalf of Northrop Grumman Shipbuilding, Inc., a Virginia corporation, a subsidiary of NGC, under the Trust Indenture (the “Indenture”), dated as of December 1, 2006, by and between the MBFC, as issuer, and BoNY, as trustee.

C. As a condition to the Distribution under the Separation Agreement, HII and NGC must execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and conditions herein contained, the parties hereto agree as follows:

1.	PERFORMANCE BY HII ON BEHALF OF NGC

1.1	HII shall comply, on behalf of NGC, with all the provisions of the Guaranty Agreement with which NGC is obligated to comply. HII shall have responsibility for the payment and performance of all outstanding indebtedness, obligations and liabilities of every type and description of the guarantor under the Guaranty Agreement whether now existing or hereafter arising under the Guaranty Agreement and shall pay and perform such outstanding indebtedness, obligations and liabilities in the time and manner required under the Guaranty Agreement as the same fall due for payment and performance, notwithstanding that a request for payment and/or performance may be directed to NGC.

1.2	If required in accordance with the terms of the Guaranty Agreement, HII shall make (a) the full and prompt payment of the principal of, and premium, if any, on the Bonds when and as the same shall become due, whether at the stated maturity thereof, by acceleration, call for redemption, tender for purchase or otherwise; (b) the full and prompt payment of any interest on the Bonds when and as the same shall become due; and (c) the full and prompt payment when and as the same shall become due of any and all amounts which may become due under the Indenture (as defined in the Guaranty Agreement), the Note (as defined in the Indenture) or the Loan Agreement (as defined in the Guaranty Agreement).

1.3	HII shall remain responsible to comply with all the provisions of the Guaranty Agreement on behalf of NGC, even if such provisions are amended, supplemented or otherwise modified after the date hereof.

1.4	NGC will continue to be the guarantor of the Bonds as provided in the Guaranty Agreement. Nothing in this Agreement will release NGC from its obligations as guarantor under the Guaranty Agreement.

2.	INDEMNIFICATION

HII shall indemnify NGC and keep NGC fully and effectively indemnified from and against and hold NGC harmless from and against any and all past, present and future liabilities, losses, damages, penalties, judgments, actions, proceedings, claims, demands, costs, fees and expenses of any kind or nature whatsoever to which NGC may become subject or that may be imposed on, incurred by, suffered by, made against or asserted against NGC, in any manner relating to, arising out of or in connection with the

Guaranty Agreement and/or any failure by HII to perform any of those obligations, including in respect of any failure on the part of NGC to perform any of those obligations which by this Agreement are to be performed by HII, or any claim, litigation, investigation or proceeding relating thereto and to reimburse NGC upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing.

3.	WAIVERS

3.1	HII hereby waives, consistent with and to the extent waived in the Guaranty Agreement, any and all defenses, legal or equitable, that it may have against any person to liability hereunder, including (i) the illegality, invalidity or unenforceability of the Guaranty Agreement and (ii) all defenses that at any time may be available to it by virtue of any valuation, stay, moratorium or other law now or hereafter in effect.

3.2	HII hereby waives any setoff or counterclaim related to its obligations under this Agreement that may at any time be available to it.

3.3	HII hereby waives presentment, demand for payment or performance, including diligence in making demands hereunder, notice of dishonor or nonperformance, protest and all other notices of any kind, including (i) notice of the existence, creation or incurrence of new or additional indebtedness, liabilities or obligations under the Guaranty Agreement, (ii) notice of any action taken or omitted in connection with the Guaranty Agreement, (iii) notice of any default by NGC, (iv) notice that any portion of the indebtedness, liabilities or obligations under the Guaranty Agreement is due, and (v) notice of any action against NGC.

4.	FURTHER ASSURANCES

HII, at its own expense, shall perform promptly such acts as may be reasonably necessary or advisable, or that NGC may reasonably request at any time, to carry out the intent of this Agreement, including, to execute and deliver (or cause any third party to execute and deliver) any such additional agreements, documents and instruments to evidence HII’s agreements to comply with the provisions of the Guaranty Agreement on NGC’s behalf and to indemnify NGC as set forth in Sections 1 and 2 hereof.

5.	ENTIRE AGREEMENT

This Agreement represents the entire agreement between the parties in relation to the subject matter of this Agreement and supersedes any previous agreement whether written or oral between the parties in relation to that subject matter.

6.	SEVERABILITY

If any term or provision of this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision, or part thereof, to the extent that it is illegal or unenforceable, shall be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected. Subject to the preceding sentence, should any term or provision of this Agreement be or become ineffective, in whole or in part, for reasons beyond the control of the parties, the parties shall use reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the ineffective term or provision or part thereof.

7.	NOTICES

Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person, transmitted via facsimile (but only if followed by transmittal by recognized overnight courier or hand delivery), or sent by registered or certified mail, postage prepaid, or recognized overnight courier service addressed to the party concerned at the relevant address shown at the beginning of this Agreement (or such other address as may be notified from time to time in accordance with this Clause by the relevant party to the other party), and such notice or communication shall be deemed to have been given (a) as of the date so personally delivered or transmitted via facsimile, (b) on the third Business Day after the mailing thereof or (c) on the first Business Day after delivery by recognized overnight courier service. The term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

8.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

9.	GOVERNING LAW

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (OTHER THAN CHOICE OF LAW RULES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

10.	INTERPRETATION

10.1	References

In this Agreement, unless the context otherwise requires:

(a)	any reference to an agreement or other document is to that document as amended, supplemented or replaced from time to time; and

(b)	the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

10.2	Headings

In this Agreement the headings are for convenience only and shall not affect the interpretation or construction of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers or authorized signatories thereunto duly authorized as of the date first above written.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:	/s/ C. Michael Petters
	Name:	C. Michael Petters
	Title:	President and Chief Executive Officer

TITAN II INC.

By:	/s/ C. Michael Petters
	Name:	C. Michael Petters
	Title:	President